UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 10, 2009

CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33710	06-1393453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1100, 10 Middle Street, Bridgeport, CT	06604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:	(203) 416-5290

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On February 10, 2009, the Board of Directors of the Registrant elected Michael L. Asmussen, 38, as President and Chief Executive Officer of the Registrant replacing Dr. Bernhard Steiner.  Mr. Asmussen was also appointed to serve as a Director of the Registrant.  Effective February 11, 2009, Dr. Steiner resigned as a Director of the Registrant.  Dr. Steiner’s resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.  The Registrant’s press release of February 11, 2009 attached as Exhibit 99.1 to this Report is hereby incorporated by reference.

(c)           Mr. Asmussen’s initial base compensation is $210,000 per annum with an incentive bonus target up to 50% of his base compensation.  Mr. Asmussen holds ten-year stock options to acquire 15,000 shares of the Registrant’s common stock at exercise prices ranging from $2.705 to $8.40 per share.  Mr. Asmussen is not a party to any plan, contract or arrangement in connection with his election.  There are no family relationships among Mr. Asmussen and any of the directors or executive officers of the Registrant.

As a consequence of his termination of employment, Dr. Steiner is entitled to salary of approximately $315,445 (EUR 241,500) per annum until September 13, 2010, the remainder of his contract term, along with specified expenses not to exceed an aggregate of approximately $4,300, to be paid in monthly installments.  In addition, Dr. Steiner will receive approximately $47,317 in respect of the 2008 incentive plan.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
Exhibit 99.1	Press release dated February 11, 2009.